Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 443.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

For Immediate Release

Integral Systems Announces Dismissal of Vidmar Class Action Litigation

COLUMBIA, MD, March 3, 2010 – Integral Systems, Inc., (NASDAQ: ISYS) announced today that an Order was filed on February 25, 2010 granting the motion to dismiss sought by the Company on behalf of all defendants in the class action case of Anthony Vidmar, et al. v. Integral Systems, Inc., et al. The plaintiffs have 30 days to appeal the court’s decision.

With this dismissal, all pending litigation against the Company has been withdrawn by plaintiffs or dismissed by the courts without any findings against the Company or its current management team and without payment of any settlement amount.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for satellite communications-interfaced systems. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems was named the Region III Prime Contractor of the Year by the U.S. Small Business Administration in 2009. For more information, visit www.integ.com.

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Company Contact:

Kathryn Herr

Vice President, Marketing and Communications

Integral Systems, Inc.

Phone: 443.539.5118

kherr@integ.com